Moody National REIT I, Inc. 8-K

Exhibit  16.1

February 13, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item  4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated February 13, 2012 of Moody National REIT I, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pannell Kerr Forster of Texas, PC